EXHIBIT 10.8
Summary of Non-Employee Director Compensation
     Non-employee director compensation currently consists of an annual cash retainer of $18,000 and an option grant for 6,000 shares. Audit committee members receive an additional $6,000 per year ($8,000 for the chairman) and compensation committee members an additional $2,500. Any director who fails to attend in a fiscal year at least 75% of the combined number of the meetings of the Board and committees on which such director served, and fails to attend in person at least 75% of the in person Board meetings, may forfeit some or all of the compensation, as the Board may in its discretion determine.